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                                                                       Exhibit 8

                                                     Form as of October 10, 2001

Board of Directors
USX Corporation
600 Grant Street
Pittsburgh, PA  15219

Board of Directors
United States Steel LLC
600 Grant Street
Pittsburgh, PA  15219

     Re: United States Steel LLC Offers to Exchange [___]% Senior Quarterly Income Debt Securities due 2031 for Certain Outstanding Securities of USX Corporation or its Wholly-Owned Subsidiaries

Ladies and Gentlemen:

     We have acted as special tax counsel to USX Corporation, a Delaware corporation ("USX"), and United States Steel LLC ("United States Steel"), a Delaware limited liability company that is wholly owned by USX and disregarded for U.S. federal income tax purposes, in connection with the offers to exchange [___]% Senior Quarterly Income Debt Securities due 2031 (the "SQUIDS") for certain outstanding securities of USX or its wholly-owned subsidiaries (the "Exchange Offers") by United States Steel. You have asked for our opinion regarding certain descriptions of the U.S. federal income tax consequences of the Exchange Offers and the receipt, ownership, and disposition of SQUIDS included in the [Preliminary] Prospectus dated [October __, 2001] (the "Prospectus"). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Prospectus.

     For purposes of rendering our opinion set forth below, we have examined and relied upon the Prospectus. We also have relied upon representations by USX that
(i) USX Capital Trust I has been operated as a grantor trust in accordance with the Amended and Restated Declaration of Trust of USX Capital Trust I and (ii) at the time of the exchanges described in the Prospectus, USX Capital Trust I will hold no property other than certain convertible debentures issued by USX. We have assumed that (i) the indenture governing the SQUIDS (the "Indenture") will include only terms that are identical in form and substance to the terms described in the Prospectus and no material amendments subsequently will be made to the Indenture or Prospectus; (ii) the Exchange Offers will be consummated in the manner contemplated by the Prospectus; and (iii) the distribution of the shares of United States Steel Corporation described in the Proxy Statement/Prospectus of USX dated September 20, 2001, if consummated, will constitute a tax-free exchange described in Section 355 of the Code.
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     Subject to the qualifications and limitations stated herein, we hereby confirm that the discussion in the Prospectus under the caption "Certain Federal Income Tax Considerations," constitutes, in all material respects, an accurate summary of the material U.S. federal income tax consequences of the Exchange Offers and the receipt, ownership, and disposition of SQUIDS under current law.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof and all of which are subject to change, either prospectively or retroactively. Any change in the applicable laws or the facts and circumstances surrounding the SQUIDS or any inaccuracy in any of the statements, representations, warranties, or assumptions that we relied upon to render this opinion may affect the continuing validity of our opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinion is not binding on the Internal Revenue Service or a court and there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service or that a court would agree with our opinion if litigated. Our opinion is limited to the U.S. federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences to the holders of the SQUIDS or the other parties to the transactions described in the Prospectus. We do not express any opinion concerning any laws other than the federal income tax laws of the United States.

     We understand that this letter will be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 to be filed in connection with the Exchange Offers by United States Steel and USX, and we hereby consent to such use. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                       Sincerely,

                                       MILLER & CHEVALIER, CHARTERED

                                       By:
                                          -----------------------------------
                                          Dennis P. Bedell